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EXHIBIT 1

Joint Acquisition Statement
Pursuant to Rule 13d-1(k)(1)

        The undersigned acknowledge and agree that the foregoing statement on Schedule 13D on behalf of each of the undersigned and that all subsequent amendment to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendment and for the completeness and accuracy of the information concerning her or it contained therein, but shall not be responsible for the completeness and accuracy of the of the information concerning the other, except to the extent that he or it know or has reason to believe that such information is inaccurate.

Dated: September 16, 2002
THE THOMAS A. PARKER TRUST
By:	/s/ GREGORY T. MCDONALD Gregory T. McDonald Trustee
/s/ GREGORY T. MCDONALD Gregory T. McDonald

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  EXHIBIT 1